Investor Inquiries:

Joseph D. Gangemi

VP, Investor Relations

(908) 206-2863

France Delle Donne

VP, Director of

Communications & PR

(908) 206-2668

Center Bancorp, Inc. Reports 24.1 percent Increase in Net Income Available to Common Shareholders or $0.26 per share for the Second Quarter of 2012 and 52.8 percent Reduction in Non-Performing Assets Compared to the Second Quarter of 2011

UNION, N.J., July 26, 2012 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB or the Bank”), today reported operating results for the second quarter ended June 30, 2012. Net income available to common stockholders amounted to $4.3 million, or $0.26 per fully diluted common share, for the quarter ended June 30, 2012, as compared with net income available to common stockholders of $3.4 million, or $0.21 per fully diluted common share, for the quarter ended June 30, 2011.

For the six months ended June 30, 2012, net income available to common stockholders amounted to $8.4 million, or $0.51 per fully diluted common share, compared to $6.3 million, or $0.39 per fully diluted common share, for the same period in 2011.

Anthony C. Weagley, President and Chief Executive Officer of Center, indicated: "The results for the second quarter announced today mark another consistent quarter of positive earnings results. Our non-performing assets were reduced by $ 3.3 million or 38.0 percent during the quarter bringing total non-performers to 0.36 percent of total assets.”

Non-performing assets (NPA’s) at the end of the second quarter totaled $5.4 million, or 0.36 percent of total assets, as compared with $11.5 million, or 0.88 percent, at June 30, 2011 and $8.7 million, or 0.59 percent, at March 31, 2012. "Asset quality remains our primary focus, and with primarily several larger residential non-performing loans making up the balance of what is still on nonaccrual status at the end of the second quarter, our asset quality has placed us near the top of all publicly traded banks and thrifts in the state of New Jersey," said Mr. Weagley. "At the same time, we continue to cautiously maintain our reserves for any potential loan losses."

“We have navigated through some of the most difficult economic conditions by sticking to and executing our business strategy," continued Mr. Weagley. "The result is a strong balance sheet and an improved credit and capital position, which will allow us to expand our franchise and build upon our hallmark service. We believe the prospects of a full economic recovery will be slow; therefore, we will continue to stay the course and guide our actions to steer our way through any challenges and opportunities which may come our way."

Highlights for the quarter include:

•	Strong balance sheet with improving credit trends.

•	At June 30, 2012, total loans amounted to $807.5 million, an increase of $109.3 million compared to total loans at June 30, 2011.

•	Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets amounted to 0.36 percent of total assets at June 30, 2012, compared to 0.88 percent at June 30, 2011 and 0.59 percent at December 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 205.7 percent at June 30, 2012 compared to 88.2 percent at June 30, 2011 and 121.5 percent at December 31, 2011.

•	The Tier 1 leverage capital ratio was 9.23 percent at June 30, 2012, compared to 9.50 percent at June 30, 2011, and 9.29 percent at December 31, 2011, exceeding regulatory guidelines in all periods.

•	The Board of Directors declared an 83.3 percent increase in the quarterly cash dividend payable to common shareholder to 5.5 cents from 3.0 cents per share.

•	Tangible book value per common share rose to $7.33 at June 30, 2012, compared to $6.60 at December 31, 2011 and $6.35 at June 30, 2011.

•	The efficiency ratio for the second quarter of 2012 on an annualized basis was 47.1 percent as compared to 52.8 percent in the second quarter of 2011 and 49.3 percent in the first quarter of 2012.

•	Deposits increased $209.0 million to $1.17 billion at June 30, 2012, from $965.7 million at June 30, 2011.

•	Small Business Lending Fund dividend decreased to 3.0 percent from 5.0 percent for the previous quarter and is projected to decrease to 1.0 percent for the third quarter due to targeted commercial and industrial small business loan growth.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Return on average assets	1.16%	1.16%	1.03%	1.10%	1.10%
Return on average equity	11.96%	12.05%	10.72%	11.12%	11.17%
Net interest margin (tax equivalent basis)	3.29%	3.39%	3.50%	3.54%	3.53%
Loans / deposits ratio	68.74%	68.54%	67.42%	68.07%	72.30%
Stockholders’ equity / total assets	9.86%	9.62%	9.49%	9.72%	9.95%
Efficiency ratio (1)	47.1%	49.3%	53.7%	49.5%	52.8%
Book value per common share	$8.36	$8.01	$7.63	$7.54	$7.39
Return on average tangible equity (1)	13.53%	13.70%	12.25%	12.74%	12.86%
Tangible common stockholders’ equity / tangible assets (1)	8.08%	7.81%	7.61%	7.79%	8.02%
Tangible book value per common share (1)	$7.33	$6.98	$6.60	$6.50	$6.35

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2012, total interest income on a fully taxable equivalent basis increased $881,000 or 6.75 percent, to $13.9 million, compared to the three months ended June 30, 2011. Total interest expense decreased by $135,000, or 4.38 percent, to $3.0 million, for the three months ended June 30, 2012, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $11.0 million for the three months ended June 30, 2012, increasing $1.0 million, or 10.2 percent, from $10.0 million for the comparable period in 2011. Compared to 2011, for the three months ended June 30, 2012, average interest earning assets increased $205.8 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 24 basis points and 24 basis points, respectively. For the quarter ended June 30, 2012, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased 24 basis points to 3.29 percent as compared to 3.53 percent for the same three month period in 2011.

The 4.38 percent decrease in interest expense reflects higher volumes of interest bearing deposits offset in part by a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates. The average cost of funds declined 21 basis points to 1.01 percent from 1.22 percent for the quarter ended June 30, 2011 and on a linked sequential quarter decreased 6 basis points compared to the first quarter of 2012. For the quarter ended June 30, 2012, the Corporation’s net interest spread decreased 24 basis points to 3.16 percent as compared to 3.40 percent for the same three month period in 2011.

For the six months ended June 30, 2012, net interest income on a fully taxable equivalent basis amounted to $21.8 million, compared to $20.0 million for the same period in 2011. For the six month period ended June 30, 2012, interest income increased by $1.8 million while interest expense decreased by $7,000 from the same period last year. Compared to the same period in 2011, for the six months ended June 30, 2012, average interest earning assets increased $175.3 million while net interest spread and margin decreased on an annualized tax-equivalent basis by 15 basis points and 20 basis points, respectively.

Net interest margin compression during the second quarter period of 2012, occurred primarily as result of a high liquidity pool carried during the quarter and timing of a substantial portion of loan growth, which occurred in the later part of the quarter. This, coupled with a continued high level of prepayment speeds on mortgage-backed securities in the investment portfolio and a high level of loan modifications during the quarter, dampened other action taken to improve the margin. Mr. Weagley noted, "While the net interest margin had flattened during the second quarter, the Corporation continues to work on strategies to lift the margin and still expects an improvement in margin, principally given the continued volume of asset deployment into loans from cash and elimination of temporary factors holding the margin down. “

Earnings Summary for the Period Ended June 30, 2012

The following tables present condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Net interest income	$10,546	$10,345	$10,162	$9,850	$9,793
Provision for loan losses	(107)	107	300	1,020	250
Net interest income after provision for loan losses	10,653	10,238	9,862	8,830	9,543
Other income	1,604	1,955	1,866	2,283	1,732
Other expense	5,690	5,807	6,222	5,529	5,757
Income before income tax expense	6,567	6,386	5,506	5,584	5,518
Income tax expense	2,214	2,155	1,884	1,882	1,934
Net income	$4,353	$4,231	$3,622	$3,702	$3,584
Net income available to common stockholders	$4,269	$4,090	$3,238	$3,557	$3,439
Earnings per common share:
Basic	$0.26	$0.25	$0.20	$0.22	$0.21
Diluted	$0.26	$0.25	$0.20	$0.22	$0.21
Weighted average common shares outstanding:
Basic	16,333,653	16,332,327	16,311,193	16,290,700	16,290,700
Diluted	16,341,767	16,338,162	16,327,990	16,313,366	16,315,667

Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Service charges on deposit accounts	$287	$314	$344	$369	$328
Loan related fees	195	236	248	203	145
Annuities and insurance commissions	48	44	29	42	33
Debit card and ATM fees	134	132	137	135	133
Bank-owned life insurance	246	251	258	260	261
Net investment securities gains	513	937	817	1,250	801
Other fees	181	41	33	24	31
Total other income	$1,604	$1,955	$1,866	$2,283	$1,732

Other income decreased $128,000 for the second quarter of 2012 compared with the same period in 2011. During the second quarter of 2012, the Corporation recorded net investment securities gains of $513,000 compared to $801,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.1 million for the three months ended June 30, 2012 compared to other income, excluding net securities gains, of $931,000 for the second quarter of 2011 and $1.0 million for the three months ended March 31, 2012. The increase in other income in the second quarter of 2012 when compared to the second quarter of 2011 (excluding securities gains) was primarily from an increase in other fees of $150,000 related to the sale of a judgment, $50,000 in loan related fees, and $15,000 in commissions on annuities and insurance contracts offset by declines in service charges on deposits of $41,000 and a decline in bank owned life insurance income of $15,000.

For the six months ended June 30, 2012, total other income increased $230,000 compared to the same period in 2011, primarily as a result of $150,000 related to the sale of a judgment, higher loan fees and annuity commissions offset by lower net securities gains. Excluding net securities gains and losses, the Corporation recorded other income of $2.1 million for the six months ended June 30, 2012 compared to other income, excluding net securities gains and losses, of $1.8 million for the comparable period in 2011, an increase of $347,000 or 19.69 percent.

Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Salaries	$2,347	$2,344	$2,290	$2,235	$2,253
Employee benefits	708	774	619	613	650
Occupancy and equipment	606	700	701	713	667
Professional and consulting	294	246	351	319	245
Stationery and printing	96	84	95	73	99
FDIC Insurance	270	299	328	328	528
Marketing and advertising	56	31	15	30	65
Computer expense	362	353	323	300	350
Bank regulatory related expenses	75	78	108	102	100
Postage and delivery	71	79	42	67	51
ATM related expenses	69	62	58	60	57
Other real estate owned expense	22	62	399	—	—
Amortization of core deposit intangible	11	13	12	12	16
All other expenses	703	682	881	677	676
Total other expense	$5,690	$5,807	$6,222	$5,529	$5,757

Total other expense for the second quarter of 2012 amounted to $5.7 million, which was approximately $117,000 or 2.01 percent lower than other expense for the three months ended March 31, 2012. Employee salaries and benefits decreased by $63,000 or 2.02 percent, reflecting a flat salary expense and decreased benefits expense of $66,000 as compared to the quarter ended March 31, 2012. OREO expense decreased $40,000 and FDIC expense decreased $29,000 while professional and consulting increased $48,000, marketing and advertising increased $25,000 and other expense increased $21,000.

The decrease in other expense for the three months ended June 30, 2012, when compared to the quarter ended June 30, 2011, was approximately $67,000 and was primarily associated with decreases of $258,000 in FDIC Insurance, $61,000 in occupancy and equipment expenses and $25,000 in regulatory expenses. These decreases were partially offset by increases of $152,000 in salaries and benefits, $49,000 in professional and consulting fees, OREO expenses of $22,000, postage and delivery expense of $20,000 and $27,000 in all other expenses.

For the six months ended June 30, 2012, total other expense decreased $195,000, or 1.67 percent, compared to the same period in 2011. Decreases primarily included $487,000 in FDIC insurance, and $227,000 in occupancy and equipment expense. These decreases were partially offset by an increase in salaries and employee benefits of $403,000, $54,000 in professional and consulting fees, $85,000 in OREO expense, and $26,000 in computer expense.

Statement of Condition Highlights at June 30, 2012

•	Total assets amounted to $1.5 billion at June 30, 2012.

•	Total loans were $807.5 million at June 30, 2012, increasing $109.3 million, or 15.66 percent, from June 30, 2011. Total real estate loans increased $61.6 million, or 12.3 percent, from June 30, 2011. Commercial loans increased $47.8 million, or 24.3 percent, year over year.

•	Investment securities totaled $530.2 million at June 30, 2012, reflecting an increase of $111.2 million or 26.53 percent from June 30, 2011.

•	Deposits totaled $1.17 billion at June 30, 2012, increasing $209.0 million, or 21.64 percent, since June 30, 2011. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $271.5 million or 34.07 percent from June 30, 2011. Time certificates of deposit of $100,000 or more decreased by $62.5 million or 36.98 percent from June 30, 2011. These increases were attributable to continued core deposit growth in overall segments of the deposit base and in niche areas, such as municipal government, private schools and universities.

•	Borrowings totaled $166.3 million at June 30, 2012, decreasing $32.3 million from June 30, 2011, primarily due to the fact that certain sweep relationships that were previously classified as short term borrowings were discontinued and were moved to interest bearing checking accounts during the third quarter of 2011.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Cash and due from banks	$73,668	$78,207	$111,101	$113,080	$109,467
Interest bearing deposits with banks	12,000	—	—	—	—
Investment securities:
Available for sale	467,190	454,994	414,507	388,858	377,214
Held to maturity	62,997	69,610	72,233	70,142	41,804
Loans	807,454	790,622	756,010	721,608	698,148
Allowance for loan losses	(10,221)	(9,754)	(9,602)	(9,536)	(9,836)
Restricted investment in bank stocks, at cost	9,139	9,233	9,233	9,194	9,194
Premises and equipment, net	12,218	12,266	12,327	12,386	12,578
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	73	85	98	111	123
Bank-owned life insurance	29,440	29,194	28,943	28,685	28,426
Other real estate owned	453	558	591	—	—
Other assets	19,807	24,776	20,493	25,185	23,516
Total assets	$1,501,022	$1,476,595	$1,432,738	$1,376,517	$1,307,438
Deposits	$1,174,649	$1,153,473	$1,121,415	$1,060,022	$965,676
Borrowings	166,262	166,155	166,155	166,155	198,529
Other liabilities	12,128	14,886	9,252	16,532	13,129
Stockholders' equity	147,983	142,081	135,916	133,808	130,104
Total liabilities and stockholders’ equity	$1,501,022	$1,476,595	$1,432,738	$1,376,517	$1,307,438

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Demand:
Non-interest bearing	$181,282	$172,342	$167,164	$161,340	$158,689
Interest-bearing	199,064	197,648	215,523	224,052	190,994
Savings	207,151	209,436	200,930	237,900	204,051
Money market	432,507	411,626	351,237	245,787	191,277
Time	154,645	162,421	186,561	190,943	220,665
Total deposits	$1,174,649	$1,153,473	$1,121,415	$1,060,022	$965,676

Loans

“Total loans achieved a milestone level breaking $800 million during the second quarter, reaching a total of $807.5 million at June 30, 2012, representing an increase of $ 16.8 million for the three months ended June 30, 2012, “commented Mr. Weagley. “Outstanding loan balances increased during the second quarter and additional lending opportunities continued to fuel the Corporation's pipelines. Growth in our client base and in our New Jersey market continues to underpin the overall business development process “added Mr. Weagley.

The Corporation experienced growth of approximately $74.9 million in new loans and advances during the second quarter offset in part by prepayments of $30.3 million coupled with scheduled payments and payoffs of $28.2 million. Average loans during the second quarter of 2012 totaled $790.4 million as compared to $701.1 million during the second quarter of 2011, representing a 12.7 percent increase.

At June 30, 2012, the Corporation had $208.6 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $61.0 million in commercial and commercial real estate loans and $13.9 million in residential mortgages expected to fund over the next 90 days.

The Corporation’s net loans in the second quarter of 2012 increased $16.4 million, to $797.2 million at June 30, 2012, from $780.9 million at March 31, 2012. The loan volume increase was $18.7 million in commercial loans and a decrease of $203,000 in consumer loans, offset by a decrease of $1.7 million in residential mortgage loans.  At June 30, 2011, net loans totaled $688.3 million.

"We continue to see improvement in our credit quality, as we focus on small to medium size businesses, which have provided the Bank with a well-diversified loan portfolio. At the end of the second quarter of 2012, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 31.4 percent of the loan portfolio, commercial real estate loans representing 43.5 percent, and personal and other loans representing 20.9 percent of the loan portfolio.  Construction and development loans account for only 4.2 percent of the loan portfolio,” commented Mr. Weagley.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Real estate loans:
Residential	$147,932	$149,667	$151,767	$158,625	$150,271
Commercial	381,348	371,855	358,245	328,096	310,475
Construction	33,521	34,093	31,378	39,621	40,421
Total real estate loans	562,801	555,615	541,390	526,342	501,167
Commercial loans	244,294	234,549	214,167	194,923	196,464
Consumer and other loans	196	399	436	298	434
Total loans before deferred fees and costs	807,291	790,563	755,993	721,563	698,065
Deferred costs, net	163	59	17	45	83
Total loans	$807,454	$790,622	$756,010	$721,608	$698,148

Asset Quality

The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Non-accrual loans	$3,943	$7,125	$6,871	$14,083	$10,137
Loans 90 days or more past due and still accruing	1,026	1,062	1,029	451	1,013
Total non-performing loans	4,969	8,187	7,900	14,534	11,150
Other non-performing assets	—	—	—	327	327
Other real estate owned	453	558	591	—	—
Total non-performing assets	$5,422	$8,745	$8,491	$14,861	$11,477
Performing troubled debt restructured loans	$8,736	$6,900	$7,459	$8,898	$8,223

Non-performing assets / total assets	0.36%	0.59%	0.59%	1.08%	0.88%
Non-performing loans / total loans	0.62%	1.04%	1.04%	2.01%	1.60%
Net (recoveries) charge-offs	$(574)	$(45)	$234	$1,320	$5
Net (recoveries) charge-offs / average loans (1)	(0.29)%	(0.02)%	0.13%	0.75%	0.003%
Allowance for loan losses / total loans	1.27%	1.23%	1.27%	1.32%	1.41%
Allowance for loan losses / non-performing loans	205.7%	119.1%	121.5%	65.6%	88.2%

Total assets	$1,501,022	$1,476,595	$1,432,738	$1,376,517	$1,307,438
Total loans	807,454	790,622	756,010	721,608	698,148
Average loans	790,382	755,813	725,974	707,935	701,056
Allowance for loan losses	10,221	9,754	9,602	9,536	9,836

_______________

(1)    Annualized.

Non-accrual loans decreased from $7.1 million at March 31, 2012 to $3.9 million at June 30, 2012. Loans past due 90 days or more and still accruing decreased from $1.1 million at March 31, 2012 to $1.0 million at June 30, 2012. Other real estate owned “OREO” at June 30, 2012 was $453,000. During July the Corporation received a contract of sale on the property, which should close in the third quarter reducing OREO to $0.00. Troubled debt restructured loans, which are performing loans, increased from $6.9 million at March 31, 2012 to $8.7 million at June 30, 2012, reflecting one new residential mortgage totaling $1.4 million, and the return to performing status from non performing status of a $590,000 residential mortgage troubled debt restructuring. Interest income lost on loans placed into non-accrual status during the three and six months ended June 30, 2012 amounted to $10,000 and $17,000 respectively.

At June 30, 2012, non-performing assets totaled $5.4 million, or 0.36 percent of total assets, as compared with $11.5 million, or 0.88 percent, at June 30, 2011 and $8.7 million, or 0.59 percent, at March 31, 2012. The decrease from June 30, 2011 was achieved notwithstanding the addition of several new residential loans (totaling approximately $1.9 million) and commercial loans (totaling approximately $900,000) into non-performing status. This was more than offset by decreases from payoffs and pay-downs of $2.4 million, total charge-offs or write downs of $500,000, the transfer to other real estate owned and subsequently sold during the last twelve months of $100,000 and the return to performing status of $5.8 million.

Subsequent to June 30, 2012 the Corporation received a payoff of a commercial mortgage loan totaling $448,000, reducing loans past due 90 days or more and still accruing to $578,000 and non-performing assets to $5.0 million, or 0.33 percent of total assets as asset quality continues to improve.

The allowance for loan losses at June 30, 2012 amounted to approximately $10.2 million, or 1.27 percent of total loans, compared to 1.41 percent of total loans at June 30, 2011. The allowance for loan losses as a percentage of total non-performing loans was 205.7 percent at June 30, 2012 compared to 88.2 percent at June 30, 2011.

A discussion of the significant components of non-performing assets at June 30, 2012 is outlined below.

•	One non-accrual relationship totaling $2.1 million, secured by senior liens on two separate residential properties, located in Morris County in New Jersey, has been in foreclosure; no material loss to the Corporation is anticipated, although no assurance can be made with respect to the outcome at this time. One of the loans secured by a Morris County property totaling $705,000 has been modified. The related foreclosure action was suspended and the loan is currently performing. The property is listed for sale by the borrower.

•	One commercial relationship totaling $578,000 that is accruing but is 90 days past due is secured with a senior lien on retail property in Essex County. The Corporation is currently receiving the rents from the retail tenants that, to date, have been sufficient to bring all past due real estate taxes current. Foreclosure is underway. While we believe the property will be sold by the owner before the foreclosure is completed at no loss to the Corporation, no assurance can be made with respect to the outcome at this time.

Capital

At June 30, 2012, total stockholders' equity amounted to $148.0 million, or 9.86 percent of total assets. Tangible common stockholders' equity was $119.9 million, or 8.08 percent of tangible assets, compared to 8.02 percent at June 30, 2011. Book value per common share was $8.36 at June 30, 2012, compared to $7.39 at June 30, 2011. Tangible book value per common share was $7.33 at June 30, 2012 compared to $6.35 at June 30, 2011.

At June 30, 2012, the Corporation’s Tier 1 leverage capital ratio was 9.23 percent, the Tier 1 risk-based capital ratio was 11.75 percent and the total risk-based capital ratio was 12.64 percent. Tier 1 capital increased to approximately $136.7 million at June 30, 2012 from $122.1 million at June 30, 2011, reflecting an increase in retained earnings.

At June 30, 2012, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Net income	$4,353	$4,231	$3,622	$3,702	$3,584
Average stockholders’ equity	$145,607	$140,411	$135,142	$133,151	$128,391
Less: Average goodwill and other intangible assets	16,884	16,897	16,910	16,922	16,936
Average tangible stockholders’ equity	$128,723	$123,514	$118,232	$116,229	$111,455

Return on average stockholders’ equity	11.96%	12.05%	10.72%	11.12%	11.17%
Add: Average goodwill and other intangible assets	1.57%	1.65%	1.53%	1.62%	1.70%
Return on average tangible stockholders’ equity	13.53%	13.70%	12.25%	12.74%	12.86%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Common shares outstanding	16,347,088	16,332,327	16,332,327	16,290,700	16,290,700
Stockholders’ equity	$147,983	$142,081	$135,916	$133,808	$130,104
Less: Preferred stock	11,250	11,250	11,250	11,012	9,741
Less: Goodwill and other intangible assets	16,877	16,889	16,902	16,915	16,927
Tangible common stockholders’ equity	$119,856	$113,942	$107,764	$105,881	$103,436

Book value per common share	$8.36	$8.01	$7.63	$7.54	$7.39
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.04	1.04
Tangible book value per common share	$7.33	$6.98	$6.60	$6.50	$6.35

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Total assets	$1,501,022	$1,476,595	$1,432,738	$1,376,517	$1,307,438
Less: Goodwill and other intangible assets	16,877	16,889	16,902	16,915	16,927
Tangible assets	$1,484,145	$1,459,706	$1,415,836	$1,359,602	$1,290,511

Total stockholders' equity / total assets	9.86%	9.62%	9.49%	9.72%	9.95%
Tangible common stockholders' equity / tangible assets	8.08%	7.81%	7.61%	7.79%	8.02%

Other income is presented in the table below including and excluding net securities gains. We believe that many investors desire to evaluate other income without regard for securities gains.

(in thousands)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Other income	$1,604	$1,955	$1,866	$2,283	$1,732
Less: Net investment securities gains	513	937	817	1,250	801
Other income, excluding net investment securities gains	$1,091	$1,018	$1,049	$1,033	$931

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Other expense	$5,690	$5,807	$6,222	$5,529	$5,757

Net interest income (tax equivalent basis)	$10,990	$10,761	$10,531	$10,130	$9,974
Other income, excluding net investment securities gains	1,091	1,018	1,049	1,033	931
Total	$12,081	$11,779	$11,580	$11,163	$10,905

Efficiency ratio	47.1%	49.3%	53.7%	49.5%	52.8%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Investment securities
Available for sale	$473,963	$443,109	$409,480	$365,422	$390,391
Held to maturity	66,626	72,401	69,587	71,789	38,985
Loans	790,382	755,813	725,974	707,935	701,056
Allowance for loan losses	(9,813)	(9,683)	(9,506)	(10,383)	(9,601)
All other assets	177,100	199,631	214,984	206,857	180,753
Total assets	$1,498,258	$1,461,271	$1,410,519	$1,341,620	$1,301,584
Non-interest bearing deposits	$173,248	$167,921	$166,027	$161,744	$157,002
Interest-bearing deposits	1,002,230	976,958	934,774	838,508	805,752
Borrowings	166,299	166,375	166,155	199,747	202,902
Other liabilities	10,874	9,606	8,421	8,470	7,537
Stockholders’ equity	145,607	140,411	135,142	133,151	128,391
Total liabilities and stockholders’ equity	$1,498,258	$1,461,271	$1,410,519	$1,341,620	$1,301,584

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 12 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation is expanding to northern and central New Jersey with its recent announcement of the pending purchase and assumption of specific assets and liabilities of Saddle River Valley Bank. Saddle River Valley Bank has two branch locations in Saddle River and Oakland, NJ. Also the pending opening of the new Englewood banking center location located in downtown Englewood, NJ.  As of June 30, 2012, Saddle River Valley Bank had approximately $102.1 million in assets, $52.8 million in loans, $88.6 million of deposits and $12.8 million of stockholders' equity.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future margin figures, future credit trends, levels of future non-performing loans and the future status of particular non-performing loans) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(Unaudited)

(in thousands, except for share and per share data)	June 30, 2012	December 31, 2011

ASSETS
Cash and due from banks	$73,668	$111,101
Interest bearing deposits with banks	12,000	—
Total cash and cash equivalents	85,668	111,101
Investment securities:
Available for sale	467,190	414,507
Held to maturity (fair value of $66,562 at June 30, 2012 and $74,922 at December 31, 2011)	62,997	72,233
Loans	807,454	756,010
Less: Allowance for loan losses	10,221	9,602
Net loans	797,233	746,408
Restricted investment in bank stocks, at cost	9,139	9,233
Premises and equipment, net	12,218	12,327
Accrued interest receivable	6,465	6,219
Bank-owned life insurance	29,440	28,943
Goodwill	16,804	16,804
Prepaid FDIC assessments	1,350	1,884
Other real estate owned	453	591
Other assets	12,065	12,488
Total assets	$1,501,022	$1,432,738
LIABILITIES
Deposits:
Non-interest bearing	$181,282	$167,164
Interest-bearing:
Time deposits $100 and over	106,452	137,998
Interest-bearing transaction, savings and time deposits less than $100	886,915	816,253
Total deposits	1,174,649	1,121,415
Short-term borrowings	107	—
Long-term borrowings	161,000	161,000
Subordinated debentures	5,155	5,155
Due to brokers for investment securities	1,545	—
Accounts payable and accrued liabilities	10,583	9,252
Total liabilities	1,353,039	1,296,822
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares Series B at June 30, 2012 and December 31, 2011	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at June 30, 2012 and December 31, 2011; outstanding 16,347,088 shares at June 30, 2012 and 16,332,327 shares at December 31, 2011	110,056	110,056
Additional paid in capital	4,742	4,715
Retained earnings	39,663	32,695
Treasury stock, at cost (2,130,324 common shares at June 30, 2012 and 2,145,085 common shares December 31, 2011)	(17,234)	(17,354)
Accumulated other comprehensive loss	(494)	(5,446)
Total stockholders’ equity	147,983	135,916
Total liabilities and stockholders’ equity	$1,501,022	$1,432,738

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for share and per share data)	2012	2011	2012	2011

Interest income
Interest and fees on loans	$9,414	$8,950	$18,799	$18,167
Interest and dividends on investment securities:
Taxable	3,112	3,428	6,200	6,806
Tax-exempt	826	351	1,599	439
Dividends	140	149	289	333
Interest on federal funds sold and other short-term investment	4	—	4	—
Total interest income	13,496	12,878	26,891	25,745
Interest expense
Interest on certificates of deposit $100 or more	182	348	434	613
Interest on other deposits	1,126	1,072	2,282	2,074
Interest on borrowings	1,642	1,665	3,284	3,320
Total interest expense	2,950	3,085	6,000	6,007
Net interest income	10,546	9,793	20,891	19,738
Provision for loan losses	(107)	250	—	1,128
Net interest income after provision for loan losses	10,653	9,543	20,891	18,610
Other income
Service charges, commissions and fees	421	461	867	910
Annuities and insurance commissions	48	33	92	39
Bank-owned life insurance	246	261	497	521
Loan related fees	195	145	431	232
Other	181	31	222	60
Other-than-temporary impairment losses on investment securities	(140)	(142)	(198)	(237)
Net other-than-temporary impairment losses on investment securities	(140)	(142)	(198)	(237)
Net gains on sale of investment securities	653	943	1,648	1,804
Net investment securities gains	513	801	1,450	1,567
Total other income	1,604	1,732	3,559	3,329
Other expense
Salaries and employee benefits	3,055	2,903	6,173	5,770
Occupancy and equipment	606	667	1,306	1,533
FDIC insurance	270	528	569	1,056
Professional and consulting	294	245	540	486
Stationery and printing	96	99	180	200
Marketing and advertising	56	65	87	86
Computer expense	362	350	715	689
Other real estate owned, net	22	—	84	(1)
Other	929	900	1,843	1,873
Total other expense	5,690	5,757	11,497	11,692
Income before income tax expense	6,567	5,518	12,953	10,247
Income tax expense	2,214	1,934	4,369	3,645
Net Income	4,353	3,584	8,584	6,602
Preferred stock dividends and accretion	84	145	225	291
Net income available to common stockholders	$4,269	$3,439	$8,359	$6,311
Earnings per common share
Basic	$0.26	$0.21	$0.51	$0.39
Diluted	$0.26	$0.21	$0.51	$0.39
Weighted Average Common Shares Outstanding
Basic	16,333,653	16,290,700	16,332,990	16,290,547
Diluted	16,341,767	16,315,667	16,340,011	16,309,026

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2012	3/31/2012	6/30/2011
Statements of Income Data

Interest income	$13,496	$13,395	$12,878
Interest expense	2,950	3,050	3,085
Net interest income	10,546	10,345	9,793
Provision for loan losses	(107)	107	250
Net interest income after provision for loan losses	10,653	10,238	9,543
Other income	1,604	1,955	1,732
Other expense	5,690	5,807	5,757
Income before income tax expense	6,567	6,386	5,518
Income tax expense	2,214	2,155	1,934
Net income	$4,353	$4,231	$3,584
Net income available to common stockholders	$4,269	$4,090	$3,439
Earnings per Common Share
Basic	$0.26	$0.25	$0.21
Diluted	$0.26	$0.25	$0.21
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$467,190	$454,994	$377,214
Held for maturity( fair value $66,562, $72,403 and $42,122)	62,997	69,610	41,804
Loans	807,454	790,622	698,148
Assets	1,501,022	1,476,595	1,307,438
Deposits	1,174,649	1,153,473	965,676
Borrowings	166,262	166,155	198,529
Stockholders' equity	147,983	142,081	130,104
Common Shares Dividend Data
Cash dividends	$490	$490	$489
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	11.48%	11.98%	14.22%
Weighted Average Common Shares Outstanding
Basic	16,333,653	16,332,327	16,290,700
Diluted	16,341,767	16,338,162	16,315,667
Operating Ratios
Return on average assets	1.16%	1.16%	1.10%
Return on average equity	11.96%	12.05%	11.17%
Return on average tangible equity	13.53%	13.70%	12.86%
Average equity / average assets	9.72%	9.61%	9.86%
Book value per common share (period-end)	$8.36	$8.01	$7.39
Tangible book value per common share (period-end)	$7.33	$6.98	$6.35
Non-Financial Information (Period-End)
Common stockholders of record	542	552	575
Full-time equivalent staff	165	170	167